Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2008, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and the effectiveness of Big 5 Sporting Goods Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Big 5 Sporting Goods Corporation for the year ended December 30, 2007.
/s/ Deloitte & Touche LLP
Los Angeles, California
March 14, 2008